Exhibit 99.4(a)(1)

CONTRACT SPECIFICATIONS

CONTRACT DATA

Contract Number:	[VR99999999]	Contract Date:	[09-01-2020]
Contract Type:	[Non-Qualified]	Maximum Issue Age:	[85]
Owner(s):	[John Doe] [Jane Doe]	Owner’s Age:	[35] [35]
Annuitant(s):	[John Doe] [Jane Doe]	Annuitant’s Age:	[35] [35]
Annuity Date:	[01-01-2080]	Annuitant’s Sex:	[Male] [Female]

PURCHASE PAYMENTS
Initial Purchase Payment Amount:			[$100,000]
Minimum Purchase Payment Amount for Non-Qualified Contracts:			[$10,000]
Minimum Subsequent Purchase Payment Amount for Non-Qualified Contracts:			[$250]
Minimum Purchase Payment Amount for Qualified Contracts:			[$2,000]
Minimum Subsequent Purchase Payment Amount for Qualified Contracts:			[$50]
Maximum Aggregate Purchase Payment Amount Without Pacific Life Home Office Approval:			[$1,000,000]
Minimum Transfer Amount:			[$250]
Minimum Investment Option Value:			[$500]
Interest Rate Used for Misstatement of Age and/or Sex:			[1.50%]
Minimum Contract Value to Avoid Contract Termination:			[$1,000]
Free Withdrawal Percentage:			[10.00%]

Minimum Withdrawal Amounts:		• [$500] for each unscheduled Withdrawal • [$250] for each systematic Withdrawal • [$100] for each systematic Withdrawal paid by electronic funds transfer (EFT)
Maximum Annuitization Age:			[95]
Minimum Annuitization Amount:			[$10,000]
Minimum Annuity Payment Amount:			[$250]

ICC20:10-1020-CS7	3A

CONTRACT SPECIFICATIONS (continued)

FEES AND CHARGES

Mortality and Expense Risk Charge:	[0.70%]
Administrative Fee:	[0.25%]
Annual Fee:	[$50.00]*

*Waived if the Contract Value is equal to or greater than [$50,000] on the day the fee is assessed.

WITHDRAWAL CHARGE PERIOD / TABLE OF WITHDRAWAL CHARGE PERCENTAGES

7-year:

From Issue Date	Withdrawal Charge Percentages
Contract Year 1	[9%]
Contract Year 2	[8%]
Contract Year 3	[7%]
Contract Year 4	[6%]
Contract Year 5	[5%]
Contract Year 6	[4%]
Contract Year 7	[3%]
Contract Year 8 and later	0%

Free Withdrawal Contract Year Age: 8

Eligibility Dates for The Withdrawal Charge Waivers

[Nursing Home Confinement Waiver:	[12/01/2020]]
[Terminal Illness Waiver:	[09/01/2021]]

RIDER(S)

Name	Current Annual Charge %	Maximum Annual Charge %
[Return of Premium Death Benefit Rider	[0.25%]	0.25%]
[Guaranteed Withdrawal Benefit XXII Rider – Single Life]	[%]	%]
[Guaranteed Withdrawal Benefit XXII Rider – Joint Life]	[%]	%]
[Guaranteed Withdrawal Benefit XXIII Rider – Single Life]	[%]	%]
[Guaranteed Withdrawal Benefit XXIII Rider – Joint Life]	[%]	%]

For a complete description of the charges, fees and deductions shown above and other applicable fees and charges, refer to the Charges, Fees and Deductions Provisions of the Contract or the Annual Charge provision of the Rider(s) shown above, if applicable.

[DOLLAR COST AVERAGING (DCA) PLUS FIXED OPTION RIDER GUARANTEE TERMS AND RATES

[6 Mos.    3.00%*]

[12 Mos.  2.00%*]

*Minimum Guaranteed Interest Rate is [1.00%] per year.]

ICC20:10-1020-CS7	3B

CONTRACT SPECIFICATIONS (continued)

INVESTMENT OPTIONS

[Fund 1	[Fund 6
Fund 2	Fund 7
Fund 3	Fund 8
Fund 4	Fund 9
Fund 5]	Fund 10
DCA Plus 6-Month
DCA Plus 12-Month
VIP Government Money Market*
* not available for direct investment]

ICC20:10-1020-CS7	3C

CONTRACT SPECIFICATIONS (continued)

SERVICE CENTER

Send Forms and written requests to:	Send Payments to:
[Pacific Life Insurance Company	[Pacific Life Insurance Company
P.O. Box 2378	P.O. Box 2290
Omaha, Nebraska 68103-2378]	Omaha, Nebraska 68103-2290]

Hours: [Between 6:00 am and 5:00 pm, Pacific Standard Time.]

Toll-Free Number for Contract Owners:  [1-800-722-4448]

Toll-Free Number for Financial Professionals:  [1-800-722-2333]

Website: [www.PacificLife.com]

Please use our toll-free telephone number for questions about your annuity contract and benefit riders, or you may call your state insurance department at [1-xxx-xxx-xxxx.]

ICC20:10-1020-CS7	3D